Exhibit 99.1

Acura Pharmaceuticals Partners

Its Methamphetamine Resistant Impede® Technology

Palatine, IL (June 16, 2015) – Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), today announced that Acura has entered into a License and Development Agreement with Bayer Healthcare LLC to provide an exclusive worldwide license to Acura’s IMPEDE technology for use in an undisclosed methamphetamine-resistant pseudoephedrine-containing product and to jointly develop such product utilizing the IMPEDE technology for the U.S. market. Bayer has the right to negotiate for a worldwide license to the IMPEDE technology for additional products.

In spite of successful industry-wide efforts to curb the diversion of pseudoephedrine containing cold and allergy products to the illegal production of methamphetamine, the issue continues to affect many communities. Methamphetamine is a highly addictive drug and its production can be highly flammable resulting in substantial costs for clean-up, hospitalization and treatment of addiction. Legitimate pseudoephedrine consumers have been faced with an increasing array of purchase requirements, including monthly purchase limitations and, in some cases, requiring a physician’s prescription, in an effort to reduce the impact of pseudoephedrine diversion.

Acura’s IMPEDE methamphetamine-resistant technology is available in the US in its NEXAFED® immediate-release products. IMPEDE technology has demonstrated significantly reduced yields of methamphetamine compared to traditional formulations in laboratory tests and has been associated with a reduction in methamphetamine laboratories in local markets of up to 90%.

Bob Jones, Acura’s President and CEO commented, “We’re excited to have a partner that brings highly valued development expertise and is committed to addressing the methamphetamine problem.”

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forwarding-looking statements may include, but are not limited to, the meth resistant benefits of our IMPEDE technology, the results of the development efforts of a product using our IMPEDE technology, whether such development efforts will lead to commercial products, whether or when Acura will receive any development milestone or royalty payments under the Agreement, whether or when Bayer will be able to obtain FDA approval of the developed product, whether Bayer will be able to promote the features of our IMPEDE technology, whether the developed product utilizing our IMPEDE technology will disrupt the processing of pseudoephedrine into methamphetamine, and whether competitors will develop and commercialize products using alternative meth-resistant technologies that are more effective than our IMPEDE technology. Such forwarding-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

for Acura Media Relations

pr@acurapharm.com

847-705-7709